EX-99.(K)(5)

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of December 10, 2010, to the Credit Agreement, dated as of December 12, 2008, as amended by Amendment No. 1, dated as of December 11, 2009 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”).

RECITALS

I.      Capitalized terms used in this agreement and not herein defined shall have the meanings set forth in the Credit Agreement.

II.    The Borrower desires to amend the Credit Agreement upon the terms and conditions set forth herein, and all of the Banks and the Agent are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             The list of Exhibits contained in the Table of Contents of the Credit Agreement is hereby amended by deleting the phrase “Form of Statutory Coverage Ratio Certificate” listed next to Exhibit F and inserting in its place “[Reserved]”.

2.             The defined term “Applicable Rate” contained in SECTION 1.01 of the Credit Agreement is hereby deleted in its entirety.

3.             SECTION 1.01 of the Credit Agreement is hereby amended by adding the following defined terms thereto in the correct alphabetical order:

“Applicable Fee Rate” means 0.20%.

“Applicable Loan Rate” means 1.00%.

4.             Clause (e) of the defined term “Maximum Amount” contained in SECTION 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e)           the amount of Senior Securities Representing Indebtedness that would cause the Statutory Coverage Ratio to be 3.23:1.00.

5.             The defined term “Termination Date” contained in SECTION 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Termination Date” means December 9, 2011, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof.

6.             The defined term “Statutory Coverage Ratio Certificate” contained in SECTION 1.01 of the Credit Agreement is hereby deleted.

7.             Each of SECTION 2.06(b) of the Credit Agreement and the defined term “Base Rate” contained in SECTION 1.01 of the Credit Agreement is hereby amended by replacing the phrase “the Applicable Rate” in each instance it appears therein with the phrase “the Applicable Loan Rate”.

8.             Section 2.02(a) of the Credit Agreement is hereby amended by deleting the phrase “and a duly completed Statutory Coverage Ratio Certificate, in each case” contained therein.

9.             Section 2.02(b) of the Credit Agreement is hereby amended by (i) deleting the “(X)” contained therein and (ii) deleting the phrase “, and (Y) the Agent a duly completed Statutory Coverage Ratio Certificate not later than 2:00 p.m. (Boston time) on the date of the proposed conversion or roll over, prepared as of the close of business on the Domestic Business Day immediately preceding such date”.

10.           The first sentence of SECTION 2.07(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

During the Revolving Credit Period, the Borrower shall pay to the Agent for the account of each Bank a facility fee at a rate per annum equal to such Bank’s Commitment Amount multiplied by (i) prior to the date of Amendment No. 2 to this Agreement, the Applicable Rate (as defined in this Agreement as in effect prior to such Amendment), and (ii) at all other times, the Applicable Fee Rate.

11.           SECTION 3.02(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)           receipt by the Agent of a Borrowing Base Report as required by Section 2.02(a)(Y);

12.           SECTION 5.01(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d)           [Reserved];

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13.           Section 6.01(b) of the Credit Agreement is hereby amended by deleting the section reference “5.01(d),” contained therein.

14.           SCHEDULE 1 to the Credit Agreement is hereby amended by deleting the figure “$75,000,000” set forth opposite the name “State Street Bank and Trust Company” in the column entitled “COMMITMENT AMOUNT” and replacing it with the figure “$100,000,000”.

15.           Exhibit A to the Credit Agreement is hereby amended and restated in the form of Exhibit A hereto.

16.           Exhibit D to the Credit Agreement is hereby amended by deleting Annex 1 attached thereto and replacing it with Annex 1 to this Amendment.

17.           Exhibit F to the Credit Agreement is hereby amended by (i) deleting the parenthetical “(Statutory Coverage Ratio Certificates delivered pursuant to Section 2.02 of the Credit Agreement need only be sent to the Agent, while Statutory Coverage Ratio Certificates delivered pursuant to Section 5.01(d) need to be sent to the Agent and each Bank)” contained in the address block of such Exhibit and (ii) deleting the phrase “or Section 5.01(d)” contained in the second paragraph of such Exhibit.

18.           Paragraphs 1 through 17 of this Amendment shall not be effective until each of the following conditions are satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b)           the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (iii) attaching a true, complete and correct copy of the Pricing Procedures, dated as of May 2010, as in effect on the date hereof and (iv) certifying that the Borrower’s Charter Documents, Prospectus, statement of additional information, registration statement, investment management agreement between the Borrower and the Investment Adviser and Custody Agreement have not been amended, supplemented or otherwise modified since December 11, 2009 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)           the Agent and the Banks shall have received written opinion(s) from counsel to the Borrower in form and substance reasonably acceptable to the Agent;

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and

(d)           the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith.

19.           The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing.

20.           In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

21.           This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

22.           THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CREDIT SUISSE HIGH YIELD BOND FUND

By:	/s/Michael A. Pignataro
Name:	Michael A. Pignataro
Title:	CFO

Amendment No. 2 to Credit Agreement Signature Page

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:	/s/Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President

Amendment No. 2 to Credit Agreement Signature Page

Exhibit A to Amendment No. 2

EXHIBIT A

FORM OF

NOTE

U.S. $	[Date]

FOR VALUE RECEIVED, Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Borrower”), hereby promises to pay to                                                        (the “Bank”) at the office of the Agent (as defined below) at 100 Huntington Avenue, Boston, Massachusetts  02116:

(a)           prior to or on the Termination Date (as defined in the Credit Agreement referred to below) the principal amount of                            dollars (U.S. $                  ) or, if less, the aggregate unpaid principal amount of Loans advanced by the Bank to the Borrower pursuant to the Credit Agreement, dated as of December 11, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Bank, other lending institutions party thereto and State Street Bank and Trust Company, as agent (the “Agent”);

(b)           without duplication, the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c)           interest on the principal balance hereof from time to time outstanding at the times and at the rates provided in the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement.  The Bank and any holder hereof are entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the date of each Loan or at the time of receipt of each payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

This Note is a contract under the laws of the Commonwealth of Massachusetts and shall for all purposes be construed in accordance with and governed by the laws of Commonwealth of Massachusetts, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.  Each the Borrower and the Bank agrees that any suit for the enforcement of this Note or any other action brought by such person arising hereunder or in any way related to this Note whether sounding in contract, tort, equity or otherwise, shall be brought in the courts of the Commonwealth of Massachusetts or a federal court sitting therein, and consents to the exclusive jurisdiction of such court and the service of process in any suit being made upon such person by mail at the address specified in Section 9.01 of the Credit Agreement.  Each of the Borrower and the Bank hereby waives any objection that it may now or hereafter have to the venue of any suit brought in Boston, Massachusetts or any court sitting therein or that a suit brought therein is brought in an inconvenient court.

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IN WITNESS WHEREOF, the undersigned has caused this Note to be signed as a document under seal in its name by its duly authorized officer as of the day and year first above written.

CREDIT SUISSE HIGH YIELD BOND FUND

By:

Name:
Title:

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			Amount of	Balance of
	Amount	Type	Principal Paid	Principal	Notation
Date	of Loan	of Loan	or Prepaid	Unpaid	Made By

Annex 1